Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
S&T Bancorp, Inc., a Pennsylvania corporation, is a financial holding company. The table below sets forth all of our subsidiaries as to state or jurisdiction of organization.

Subsidiary	State or Jurisdiction of Organization

S&T Bank	Pennsylvania

9th Street Holdings, Inc.	Delaware

S&T Bancholdings, Inc.	Delaware

S&T Insurance Group, LLC	Pennsylvania

S&T Professional Resources Group, LLC	Pennsylvania

S&T-Evergreen Insurance, LLC	Pennsylvania

S&T Settlement Services, LLC	Pennsylvania

Stewart Capital Advisors, LLC	Pennsylvania

STBA Capital Trust I	Delaware

Commonwealth Trust Credit Life Insurance Company	Arizona